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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors
Neoware Systems, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-93942, No. 333-20185 and 333-56298) on Form S-8 and (No. 333-85490) on Form
S-3 of Neoware Systems, Inc. of our report dated August 23, 2002, relating to the consolidated balance sheet of Neoware Systems, Inc. and subsidiaries (the Company) as of June 30, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of Neoware Systems, Inc.

/s/ KPMG LLP
Philadelphia, Pennsylvania
September 27, 2002